EXHIBIT 23.1
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                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS




The Board of Directors
Precision Drilling Corporation


We consent to the use of our audit report dated February 11, 2003, except for
Note 20 which is as at March 6, 2003 on the consolidated balance sheets of Precision Drilling Corporation as at December 31, 2002 and 2001, and the consolidated statements of earnings and retained earnings and cash flow for each of the years in the three year period ended December 31, 2002 incorporated by reference in the Registration Statement Form S-8 pertaining to the Precision Drilling Corporation 2003 Stock Option Plan.



/s/ KPMG LLP

Calgary, Canada
May 29, 2002